Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of DATE (“Effective Date”) between Socket Mobile, Inc., a Delaware corporation (“Company”), and NAME (“Executive”).

WHEREAS, Company desires to foster the stable and continuous employment of key personnel in its executive team that have the vision, talent, knowledge, know-how and experience to develop, strategize, operate, and manage its business. In order to induce the Executive to be in the continuous employment of Company for a fixed term, Company is therefore willing to engage the Executive’s services on the terms and conditions set forth below.

Whereas the Executive desires to be employed by Company as an officer of Company and member of its top executive team on the terms and conditions set forth below.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, and other valuable consideration, receipt of which is hereby acknowledged, Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment on the terms and conditions as follows:

1.	Definitions

The terms set forth below shall have the meanings provided. Other initially capitalized terms used in this Agreement shall have the meanings described with the text of this Agreement, including attachments and appendices, if any.

a.                   Award means a grant of stock or stock related rights under the Equity Plan including Options, Stock Appreciation Rights, Restricted Stock, Performance Units or Performance Shares.

b.                   Award Agreement means the written or electronic agreement setting forth the terms and provisions applicable to each Award under the Equity Plan.

c.                   Benefit Plan refers to Company’s Benefit Plan, as amended, that details the benefits afforded to Employees that are in effect. Additionally, the provisions of the plans, including eligibility and benefits provisions, are summarized in the Summary Plan Descriptions. The terms of the official plan documents shall govern over the language of any description of the plans in any other document, including the Summary Plan Descriptions and the Employee Handbook.

d.                   For Cause means that the Executive’s conduct, in the Company’s good faith belief, is in violation of Company’s General Rules of Conduct, Company policies, guidelines, and procedures, Code of Business Conduct and Ethics as detailed in the Employee Handbook and any other unacceptable conduct which the Employee Handbook states may be cause for discharge. For Cause includes, but are not limited to, the occurrence or existence of any of the following with respect to the Executive, as determined by Company:

(i)                 willful and continuing breach by the Executive of his/her duties under this Agreement;

(ii)               render services of any kind to others for compensation without authorization from Company;

(iii)             engage in any other business activity that may materially interfere with the performance of his/her duties under the Agreement;

(iv)              promote, engage, or participate in any business that is competitive in any manner whatsoever with the business of the Company;

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(v)                any act of dishonesty, misappropriation, embezzlement, fraud, willful, gross, or misconduct by the Executive involving Company; including without limitation the misappropriation of Company’s proprietary information or assets and the participation of activities relating to insider trading;

(vi)              the conviction or plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; and

(vii)            conduct by the Executive that in the good faith determination of the Company demonstrated unfitness to serve in an executive capacity of a Managerial Employee including, without limitation, a finding by Company or any regulatory authority that the Executive committed acts of employee harassment, violated Company’s policies on ethics or legal compliance, violated a material law or regulation applicable to the business of Company, repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance.

e.                   Change In Control means the occurrence of any of the following events:

(i)                 Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii)               The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

(iii)             The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

f.                    Disability means either (i) total and permanent disability as defined in Internal Revenue Code Section 22(e)(3); (ii) an illness, injury, condition, either mental or physical, which results in the Executive’s inability to perform the material duties of her/his job even with reasonable accommodations; or (iii) a condition, either physical or mental, which entitles the Executive to be eligible for either short term disability benefits or Company’s long term disability benefits, if any.

g.                   Employee means any person in the employment of Company.

h.                   Employee Handbook means Company’s Employee Handbook, as amended, and any addendum to Company’s Employee Handbook.

i.                    Golden Parachute Laws means any statutes, regulations, or case law relating to parachute payments paid pursuant to a Change In Control, including but not limited to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions to Section 280G or Section 4999 and Section 1.280G of the Income Tax Regulations relating to Section 280G.

j.                    Managerial Employee means an Employee who is an Employee and an officer of Company.

k.                   Equity Plan means Socket Mobile, Inc. 2004 Equity Incentive Plan, as amended, including but not limited to amendments dated April 29, 2010, June 5, 2013, June 4, 2015, March 20, 2019, June 15, 2022, and January 31, 2024.

l.                    Effective Termination Date is the date of the expiration or termination of this Agreement.

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m.                 Employment Termination Date is the last day of Executive’s employment as a Managerial Employee. Unless otherwise stated in this Agreement, the Employment Termination Date is the same as the Effective Termination Date.

n.                   Resignation for Good Reason means termination of employment is initiated by the Executive as a result of the occurrence of an enumerated event.

o.                   Section 409A means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

p.                   Variable Compensation Plan means Socket Mobile Inc.’s then-current Management Incentive Variable Compensation Plan, as amended, that detail conditions under which a Management Employee may receive additional compensation.

q.                   Years of Service means the number of years of twelve (12) full months during which the Executive is or was an Employee of the Company.

2.	Executive Employment.

Company hereby employs Executive as a Managerial Employee. Executive’s employment is at will. As an at-will Employee, the Executive has the right to voluntarily terminate his/her employment at any time, and with or without advance notice, subject to the terms and conditions herein in this Agreement. Company also has the option to involuntarily terminate the Executive’s employment at any time, with or without cause, and with or without advance notice, subject to the terms and conditions herein in this Agreement.

3.	Place of Employment.

Under this Agreement, Company and the Executive will agree upon one or more places where the Executive shall perform the requirements of his employment. On the Effective Date of this Agreement, Executive may work at the Company’s office located in Fremont, California or at Executive’s residence. In addition, Company, from time to time, may require the Executive to travel temporarily to other locations to conduct Company business.

4.	Title, Duties and Obligations.

The Executive’s title and duties under this Agreement are set forth in Exhibit A of this Agreement.

The Executive agrees that to the best of his/her ability and experience, he/she will at all times loyally and conscientiously perform all of the duties and obligations required of and from him/her pursuant to the express and implicit terms hereof.

5.	Devotion of Entire time to the Company’s Business.

As a Managerial Employee, the Executive shall devote his/her full time, energy, best effort, knowledge, skills, and productive time to the business and interest of Company, and Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of the Executive.

As a Managerial Employee, the Executive shall not, without Company’s prior written consent, render to other entities services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his/her duties under the Agreement.

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As a Managerial Employee, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, promote, engage, or participate in any business that is competitive in any manner whatsoever with the business of the Company.

6.	Compensation and Benefits.

The Executive, while employed, shall be entitled to receive all benefits of employment generally available to Employees as he/she becomes eligible for them under the same terms and conditions. The benefits available to Employees are stated in the Benefit Plan that is in effect. On the Effective Date, the benefits, include but are not limited to, medical, vision, dental, life insurance and long term disability benefits, paid time off, participation in Company’s pension plan, paid vacation, and other benefits under the law.

As a Managerial Employee, in addition to benefits available to Company’s Employees, an Executive will be entitled to the following additional compensation and benefits:

7.                   Base Salary.

During the term of this Agreement, while the Executive is employed as a Managerial Employee, the Company shall pay the Executive, for services rendered, a base salary (“Base Salary”), subject to applicable tax withholdings and other authorized deductions. Unless otherwise stated in this Agreement, the Executive’s annual Base Salary on the Effective Date is set forth in Exhibit A of this Agreement.

During the term of this Agreement, Company may, at its sole discretion, increase (but shall not be required to increase) the Executive’s Base Salary. Company also has the sole discretion to decrease the Executive’s Base Salary as part of an across-the-board salary reduction affecting all Managerial Employees.

8.                   Variable Compensation.

During the Term of this Agreement, the Executive is entitled to participate in Company’s Variable Compensation Plan under which he/she may receive additional compensation.

9.                   Stock Related Awards.

The Executive may, during the Term of this Agreement, be eligible for Awards and may be granted Awards under the Company’s Equity Plan. The terms and conditions of each Award is set forth in an Award Agreement entered between Company and Employee and are subject to the terms and conditions of the Company’s Equity Plan and the Award Agreement under which the Award is issued.

10.               Indemnification Agreement.

Company will or has provided Executive protection against claims and actions against Executive by executing an indemnification agreement that indemnifies and holds Executive harmless for any acts or decisions made in good faith while performing services for the Company as a Managerial Employee.

11.               Term of the Executive’s Employment.

Unless otherwise stated in this Agreement, the term of this Agreement shall commence upon the Effective Date and continue in effect until the Effective Termination Date,

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Executive represents and agrees that, for planning purposes, unless otherwise stated in this Agreement, Executive desires to be advised by Company whether Executive’s employment as a Managerial Employee would likely be continued or not, at least six months before the end of the Term either under the same terms as this Agreement, or under a new agreement, (“Advisory Opinion”).

The Proposed Termination Date of this Agreement is set forth in Exhibit A of this Agreement. In the event that Company informs the Executive of its Advisory Opinion six (6) months or more before the Proposed Termination Date, the Effective Termination Date under this Agreement shall be the Proposed Termination Date. In the Event that Company informs the Executive of its Advisory Opinion less than six (6) months before the Proposed Termination Date, the Effective Termination Date shall be the earlier of the following (a) six (6) months after the Company informs Executive of its Advisory Opinion or (b) six (6) months after the Proposed Termination Date. In the event that Company fails to inform the Executive of its Advisory Opinion, the Effective Termination date shall be six (6) months after the Proposed Termination Date.

Unless the Company and the Executive execute a new agreement in writing to continue the Executive’s employment as a Managerial Employee, at the end of the Term, even if Company have provided Executive of its Advisory Opinion, the Executive’s employment as a Managerial Employee at Company is terminated, with or without notice. For clarity, Company’s provision of an Advisory Opinion does not commit Company to continue Executive’s employment as a Managerial Employee after the Term.

12.               Termination of Executive’s Employment as a Managerial Employee and Effects of Termination.

In the event that the Executive ceases to be employed as a Managerial Employee under the terms and conditions of this Agreement, this Agreement is terminated. Unless otherwise stated in this Agreement, date of Termination of this Agreement shall be the last day of Executive’s employment as a Managerial Employee.

13.               Implications of Termination of the Executive as a Managerial Employee and as an Employee.

a.	Upon termination of the Executive as Managerial Employee under this Agreement, Executive is also terminated as an Employee. This Agreement does not prohibit the Executive and the Company, after the termination of this Agreement, by mutual consent to enter into a new and separate agreement where the Executive remains as an Employee but not a Managerial Employee; or the Executive remains a Managerial Employee, but, under terms and conditions that are separate or different from this Agreement.

b.	Upon termination of employment, the Executive shall receive: (i) all compensation accrued and all benefits that he/she is eligible for under Company’s Benefit Plan that is in effect until the Employment Termination Date; (ii) the accrued but unpaid Base Salary compensation and paid time off (“PTO”), (ii) the reimbursements for outstanding and unpaid business expenses due to Executive, and (iii) the right to purchase benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (but not the benefit to be reimbursed for such costs) and any other compensation or benefits required by applicable law (collectively, the “Accrued Benefits”). Unless mandated by law, the Executive’s entitlement to all benefits provided by Company to the Executive under this Agreement or otherwise shall cease as of the Employment Termination Date. After the Employment Termination Date, the Executive, if eligible, may also be entitled to all benefits or compensation for terminated employees under the law that may include unemployment compensation.

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14.               Additional Benefits that Executive May Qualify for Upon Termination.

a.        General - Under this Agreement, as a Managerial Employee, depending on the circumstances of termination of employment as described herein in this Agreement, in addition to the Accrued Benefits, the Executive may also be entitled to one or more of the additional benefits elsewhere defined in this Agreement (collectively, “Additional Benefits”) upon termination of employment subject to the terms of this Agreement including but not limited to the terms of Section 23 (Conditions to Receipt of Severance and Benefits).

b.                   Service Benefit - Upon termination as a Managerial Employee, if the Executive is entitled to the service benefit defined in this Section 14(b), Company will provide a severance to the Executive equivalent to 6 months Base Salary (“Service Benefit”), which will be paid in one (1) lump sum payment per Section 23 below. The Executive will be entitled to receive this payment regardless of whether or not he/she secures other employment during the time period that he/she is receiving this Service Benefit.

c.                   COBRA Benefit - Upon termination as a Managerial Employee, if the Executive is entitled to the COBRA Benefit, Company shall pay the Executive’s monthly premium for the continuation of the Executive’s health insurance coverage under the COBRA immediately following the Executive’s termination, until the earlier of either: (a) six (6) months after the Employment Termination Date; or (b) such time as the Executive becomes eligible for alternative health insurance benefits, including health insurance benefits provided by another employer or the state or federal government of the United States.

d.                   Equipment Benefit - Upon termination as a Managerial Employee, if the Executive is eligible for this Equipment Benefit, within thirty (30) days of the Employment Termination Date, pursuant to mutual agreement between the Company and the Executive, the Executive or an individual legally authorized to act on behalf of the Executive, may purchase at book value certain items of the Company property which were purchased by the Company for the exclusive use of the Executive during his/her employment which may include a personal computer, cellular phone, and other similar items.

e.                   Extension of Exercise Rights - Upon termination as a Managerial Employee, if the Executive is eligible for this Extension of Exercise Rights benefit, the Executive shall have an extended post-termination exercise period for vested stock option equal to the lesser of the following: (a) twenty four (24) months following the Employment Termination Date or (b) the expiration date of the grant of said vested stock options.

f.                    Long Term Employee Exercise Rights - If Executive’s employment as a Managerial Employee is terminated and Executive has at least ten (10) years of continuous service to Company on or before the Employment Termination Date, either as a Managerial Employee, an Employee, a member of the Board of Director or a Consultant for the Company, Executive may exercise all options that have been granted and vested before the Employment Termination Date until the expiration date of said vested stock options.

g.                   Restricted Stock Benefit - In the event that Executive’s employment as a Managerial Employee is terminated, a pro rata portion of the unvested Restricted Stock granted to Executive shall vest as of the Employment Termination Date, and all other unvested Restricted Stock immediately terminate and be forfeited. The pro rata portion of the Restricted Stock that vest shall be calculated by multiplying the number of shares of Restricted Stock available for vesting for the Restricted Stock Year by a fraction rounded to the nearest whole number. The numerator of this fraction shall equal the number of quarters that the Executive was employed during the Restricted Stock Year, either for the entire quarter or partial quarter, and the denominator shall equal four (4). The “Restricted Stock Year” shall begin the day after the last vesting, if any, of any portion of Executive’s Restricted Stock before Executive’s termination as a Managerial Employee and shall end on the day of the next scheduled vesting of any portion of Restricted Stock that has been granted to Executive.

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15.       Termination of the Executive’s Employment for Cause.

The Executive may be terminated For Cause without Company’s use of progressive discipline even if Company may have used progressive discipline in other incidents involving misconduct.

If the Executive employment is terminated For Cause, the Executive is not eligible to and not entitled to any of the Additional Benefits stated herein.

16.	Resignation for Good Reason

The Executive may resign for Good Reason if there is an event that causes a material adverse impact to the Executive position (e.g., job duties and compensation changes) arising out of one of the conditions listed below.

a.                   The Executive must terminate employment within 90 days following the initial existence of one or more of the following conditions that occur without the Executive’s written consent (collectively, “Good Reason”):

o	Material diminution in the employee's base compensation.
o	Material diminution in the employee's authority, duties, or responsibilities.
o	Material change in the geographic location where the employee must perform services; or
o	Any other action or inaction that is a material breach by the employer of the agreement under which the employee performs services.

b.                   The severance payment and benefits due for Resignation for Good Reason will be determined in the same manner as the payment and benefits for involuntary termination of employment not for Cause per the terms of Section 17 below (Involuntary Termination of the Executive’s Employment or Resignation for Good Cause and Termination is not For Cause, Due to Disability, Due to Death, or in the Event of a Change In Control); and

c.                   The Executive must provide written notice to the Company of the existence of the condition providing the basis for the potential Good Reason termination within 45 days after the condition arises, and Company must be given at least 30 days thereafter to cure the condition.

17.               Involuntary Termination of the Executive’s Employment or Resignation for Good Cause and Termination is Not For Cause, Due to Disability, Due to Death, or in the Event of a Change In Control.

In the event that the Executive is involuntarily terminated under this Agreement or Resigns for Good Reason and said termination is not (i) For Cause, (ii) due to Disability, (iii) due to death, or (iv) in the event of a Change In Control, then, the Executive is entitled to the following Additional Benefits: Service Benefit, COBRA Benefit; Equipment Benefit, Extension of Exercise Rights, Long Term Employee Exercise Rights, and Restricted Stock Benefit.

18.               Termination of the Executive’s Employment Due to Death.

If at any time during the Term, the Executive’s is terminated as a Managerial Employee due to the death of the Executive, then the Employment Termination Date is the date of death of the Executive. Company shall pay the Executive’s estate the following Additional Benefits: Extension of Exercise Rights, Long Term Employee Exercise Rights, and Restricted Stock Benefit.

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Following the Executive’s death, options that are vested before the Termination Date may be exercised by the Executive’s designated beneficiary, provided said beneficiary has been designated prior to the Executive’s death in a form acceptable to the administrator of the Stock Plan. If no such beneficiary has been designated by the Executive, then vested options may be exercised by the personal representative of the Executive’s estate or by the person(s) to whom the Executive’s option is transferred pursuant to the Executive’s will or in accordance with the laws of descent and distribution.

19.               Disability.

a.                   Leave Policy and Termination of the Executive’s Employment Due to Disability - Executive is Disabled and On Medical Leave - In the event that the Executive becomes disabled during the Term, he/she shall be placed on uncompensated medical leave. While on medical leave, the Executive shall not be entitled to any compensation, including compensation under the Variable Compensation Plan. For any quarter that Executive is on medical leave, the Executive shall only receive a pro rata share of any compensation under the Variable Compensation Plan, calculated based upon the number of days that he/she was not on medical leave.

If the Executive becomes disabled during the Term, he/she, if eligible, can receive disability benefits under the Benefit Plan for Employees that is in effect at the time of the Executive’s disability when these benefits become payable. At the time of the execution of this Agreement, the disability benefits include a short term disability benefit from the Disability Program that is provided by the Employment Development Department of the applicable state (“Short Term Disability Benefit”) and a long term disability benefit.

For the duration that the Executive is receiving the Short Term Disability Benefit, the Company shall supplement his/ her Short Term Disability Benefit with a supplemental short term disability benefit such that (a) the amount of supplemental disability shall be the largest amount that would not trigger a decrease in the Short Term Disability benefit that the Executive shall otherwise be entitled to under applicable state Unemployment Insurance law (e.g., in California, California Unemployment Insurance Code §2656). However, in the event that the Company chooses to provide this supplemental short term disability benefit with an insurance policy, this amount of supplemental short term insurance policy may be reduced and subjected to a maximum amount that said insurance policy can provide; and (b) the supplemental disability benefit, together with the Short Term Disability Benefit, shall not be more than one hundred per cent (100%) of the Executive’s “wages” as determined by the Employment Development Department under the applicable state Unemployment Insurance law. This supplemental short term insurance benefit may be subjected to applicable tax and other withholdings.

This supplemental short term disability benefit provided by the Company shall cease when long term disability benefit under the Company’s Benefit Plan becomes payable.

Unless otherwise mandated by law, during the Term, the Executive on uncompensated medical leave, if eligible, is entitled to all benefits that are in effect that Company afforded to Managerial Employees.

b.        Executive’s Right to Return to Pre-Disability Position - During the Term of this Agreement, if the Executive ceases to be disabled after being on medical leave for less than or equal to four (4) months, and requests to return to work, Executive has the right to be reinstated to his pre-disability position.

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Unless otherwise mandated by law, the Executive shall not have the right to return to his/her pre-disability position if he/she has been on medical leave for more than 4 months. If the Executive ceases to be disabled more than four (4) months after Executive was placed on medical leave, informs the Company that he/she desires to return to work, but Company does not return him/her to his/her pre-disability position, the Executive’s employment as a Managerial Employee shall be terminated, and this Agreement shall be terminated. Accordingly, the Employment Termination Date shall be the date the Company provides written notice to the Executive that he/she is no longer able to return to pre-disability position under this Agreement.

In the event that Company does not return the Executive to his/her pre-disability position, Company shall make a good faith effort to employ the Executive as a Managerial Employee or Employee under a new Agreement, in a position that can utilize the ability and talent of the Executive and at a rate of compensation that is comparable to the Base Salary of the Executive under this Agreement.

If the Executive’s employment with the Company is terminated due to Disability after the Executive had ceased to be disabled and had requested to be returned to his/her pre-disability position, the Executive shall be entitled to a cash payment equivalent to two (2) months of the Executive’s Base Salary at the Employment Termination Date, subject to tax and other withholdings, and, the following Additional Benefits: COBRA Benefit, Extension of Exercise Rights, Long Term Employee Exercise Rights, Restricted Stock Benefit, and Equipment Benefit.

c.                   Termination After Fifteen Months on Medical Leave - Company shall terminate this Agreement and Executive’s employment, both as a Managerial Employee and an Employee, after Executive has been disabled and on medical leave for more than fifteen (15) months. The Employment Termination Date shall be fifteen (15) months after Executive was placed on medical leave. Upon termination, the Company shall pay the Executive the following benefits: Equipment Benefit, Restricted Stock Benefit, Long Term Employee Exercise Rights, and Extension of Exercise Rights.

20.               Termination of the Executive Employment at the End of Term.

Unless otherwise stated in this Agreement, if the Company advises the Executive that it does not intend to continue Executive as a Managerial Employee after the Proposed Termination Date or the end of the Term, he/she is entitled to only the Additional Benefit of: (a) Long Term Employee Exercise Rights; (b) Extension of Exercise Rights, and (c) Restricted Stock Benefit, independent of whether the Executive is on medical leave or not. However, unless otherwise stated herein, should the Executive choose to leave the Company at the end of the Term, he/she would not be entitled to any Additional Benefits.

Notwithstanding, in the event that the Executive provides sixty (60) or more days written notice to Company that he/she does not intend to continue employment with the Company at the expiration of the Term, Executive is entitled to the Extension of Exercise Rights and the Restricted Stock Benefit. For clarity, the sixty (60) or more days written notice required in this provision does not include any days that the Executive is on paid time off or on sick or medical leave.

21.               Voluntary Termination by the Executive.

In the event of the Executive voluntarily terminates his/her employment after giving the Company sixty (60) or more days written notice of his/her intended last day of work, he/she is entitled to the Extension of Exercise Rights and the Restricted Stock Benefit. For clarity, the sixty (60) or more days written notice required in this provision does not include any days that the Executive is on paid time off or on sick leave.

In accordance with the terms of the Award Agreement, in the event that the Executive voluntarily terminate his/her employment after ten (10) years or more of continuous service to the Company, either as a Managerial Employee, an Employee, a member of the Board of Director or a Consultant for the Company, Executive may exercise all options that have been granted and vested before the Employment Termination Date until the expiration date of said vested stock options.

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22.               Payment in the Event of a Change In Control.

In the event of a Change In Control, the Executive is eligible to receive from the Company the following, subject to the conditions stated herein:

a.                   In February 1998, the Company adopted a bonus plan under which a bonus pool in the amount of up to ten percent (10%) of the total consideration payable by a buyer in an acquisition of the Company is to be allocated to the executive officers and other employees selected at the sole discretion of the Board of Directors. If the Board of Directors exercises this right, then subject to the Board of Director's discretion, you will be eligible for consideration for such payment; and

b.                  Payment of 1% of the consideration payable in connection with said Change In Control (including cash, property and/or securities), provided that the acquisition price offered for the purchase of the common stock is equal to or greater than [$ equivalent to current agreement] per share. If the acquisition is paid for in part with stock of the surviving entity, the Executive shall have the discretion to accept payment either in cash or in stock. For purposes of computing this benefit, the Board of Directors of the Company shall in good faith determine the method by which the consideration payable in connection with said Change In Control is to be valued and the value of the consideration payable in connection with said Change In Control which may consist of consideration other than cash; and

c.                  On or before the day that the Change In Control takes effect, for each Award that the Executive has been awarded pursuant to the terms and conditions in the Equity Plan, Executive may fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stocks will lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. For each Award, Executive shall have the discretion to select to receive said Stock Payment in shares of stock or the cash equivalent. For the purposes of this paragraph, the cash equivalent of one (1) share of stock shall be the Fair Market Value of a share on or nearest the date of the Change In Control The Administrator of the Equity Plan shall have the authority to determine the Fair Market Value of the stock in accordance with the definition of Fair Market Value in the Equity Plan.

23.               Conditions to Receipt of Payment and Benefits.

a.                      Release. The receipt of any payments and/or other benefits under this Agreement in excess of Accrued Benefits is subject to Executive signing and not revoking a separation agreement and release of claims in the form attached hereto (except as otherwise required by applicable law) as Exhibit B and incorporated herein by reference (the “Release”), which Release must become effective no later than the sixtieth (60th) day following Executive’s termination of Employment less all payroll deductions and required withholdings and otherwise in accordance with the Company’s standard payroll practices. To become effective, the Release must be timely executed by Executive and returned to Company, and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will any severance payments or other termination benefits be paid or provided until the Release actually becomes effective, and such payment(s) to be paid on the first regular Company payroll date following the last day of the calendar month during which such Release becomes effective. All amounts paid under this Agreement as subject to applicable deductions and tax and other withholdings.

b.                      Section 409A. All payment from the company to the Executive must qualify under the “short term deferral exclusion” under the Section 409A regulations. Regardless of the reason for the payment, including but not limited to involuntary termination, resignation for good cause or change in control, all payment will be made in the same tax year that the event that caused the obligation for the payment to be made or by the 15th of March in the subsequent year including, following termination of Executive’s employment, payment of any variable compensation earned and owing to Executive under the Variable Compensation Plan for such calendar year. Any payment not received in accordance with this requirement will be deemed forfeited and may not be paid at a later date, unless where making the payment is administratively impracticable due to unforeseen circumstances or where making the payment on time would have unforeseeably rendered the payment nondeductible as excess compensation under Internal Revenue Code.

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c.                      Maximum Limit. In the event that any payment or benefit that Executive is eligible to receive from the Company, including but not limited to payments and benefits stated herein in this Agreement, is included in the calculation of “parachute payments” and may be subjected to the excise tax under the Golden Parachute Laws (“Payment”), the total of such Payments that the Executive is entitled to receive shall be subjected to a Maximum Limit. The term “Maximum Limit” is defined as the largest amount which would result in no Payment being subject to any excise tax under the Golden Parachute Laws. The Executive and the Company agree that, if the aggregate of all the Payments exceeds the Maximum Limit, the Executive would only be entitled to a portion of the Payments that he/she is eligible such that the total of the Payments that he/she receives would not exceed the Maximum Limit. The Executive has the discretion to determine which specific Payment or portion thereof he/she chooses to receive such that the aggregate of all Payments that he/she receives does not exceed the Maximum Limit.

24.               Company’s Right and Authority to Modify, Amend, Suspend, or Terminate Compensation and Benefits.

The Executive acknowledges and agrees that, to the extent permitted by law, the Company has the absolute right and authority to, at any time and for any reason; and from time to time in its discretion may; modify, amend, suspend, or terminate the compensation and benefits afforded to its Employees and Managerial Employees, and their policies and guidelines. Any such modification, amendment, suspension, or termination can be accomplished by any means including, but not limited to, by resolutions to or by amending the respective plans associated with the compensation or benefits.

At any time during the Term, the compensation and benefits in effect and available, and their policies and guidelines, are detailed in Company’s plan documents and resolutions which include but are limited to the Benefits Plan, Equity Plan, and Variable Compensation Plan. At any time during the Term, the above stated plans that are in effect, together with the Employee Handbook, are accessible via the Company’s internal Human Resources website.

At any time during the Term, Executive’s right to Company’s compensation and benefits is governed by the plan associated with the compensation and benefits that is in effect at that time.

Other than the rights provided to the Executive under the Equity Plan and any Variable Compensation Plan, as amended, the Executive and the Company agree that any rights provided to the Executive and granted by the Company in the form of a resolution or otherwise before the Effective Date, regardless of whether it increases or impair the rights of the Executive, is hereby rescinded and terminated. The rights that are rescinded and terminated include, but are not limited to, payment to the Executive contingent upon a Change In Control memorialized in resolution made on or before the effective date of this Agreement.

25.               Conflicts.

The terms of the official plan documents of the Benefit Plan shall govern over the language of any descriptions of the plans in any other document, including any summary plan descriptions and Employee Handbook. If a conflict arises between this Agreement and the Benefit Plan, the terms and conditions of the Benefit Plan shall govern. If a conflict arises between this Agreement and the Variable Compensation Plan, the terms and conditions of the Variable Compensation Plan shall govern. If a conflict arises between this agreement and any Award Agreement or the Equity Plan, the terms and conditions of the Award Agreement and Equity Plan shall govern.

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26.               Notices.

All notices required or permitted in this Agreement shall be in writing and shall be delivered by hand or dispatched by prepaid courier, or by registered certified mail. Notices to the Executive shall be delivered to the address listed below unless Executive notifies Company of an update to such address. Notices to Company should be addressed to the Chief Financial Officer and sent to the main office of Company. At the time of the signing of this Agreement, the Chief Financial Officer is Lynn Zhao and the Company’s address is 40675 Encyclopedia Cir., Fremont, CA 94538. Notices to Executive should be addressed to: Kevin Mills at [ADDRESS].

27.               Governing Law.

This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of California.

28.               Arbitration.

In the event of any dispute or controversy between Company and the Executive arising out of, relating to or in connection with any of the provisions of this Agreement, any documents executed and delivered pursuant to this Agreement, compliance with this Agreement, and any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies, Company and the Executive hereby agree that any such dispute(s) shall be submitted to final and binding arbitration at San Jose, California, before an Arbitrator chosen mutually by Company and the Executive, or, absent such agreed choice within two (2) calendar weeks, from a list provided by the Judicial Arbitration and Mediation Services and under the California Employment Dispute Resolution Rules of the American Arbitration Association. The Arbitrator chosen shall be bound by the express terms of this Agreement; shall hear and determine all disputes as presented to him or her as expeditiously and economically as possible, including where Company and the Executive mutually so designate, the issuance of bench Award; and shall have the authority to award reasonable attorney’s fees and all costs of arbitration to the party, if any, the Arbitrator designates as the prevailing Party. Any award of the Arbitrator shall be final and binding and may be confirmed as a final judgment in any Court of competent jurisdiction in California.

29.               Attorney’s Fees.

In the event of any arbitration or litigation concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

30.               Legal Counsel/Capacity.

The Executive expressly warrants and agrees Executive (a) has been supplied with and has read the Agreement; and (b) has been advised by Company, if Executive so desires, to discuss the terms of this Agreement with his/her own legal counsel or anyone else he or she chooses. The Executive further warrants and agrees that Executive fully understands the contents and effect of this document, approves, and voluntarily accepts the terms and provisions of the Agreement.

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31.               Successors and Assigns.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his/her rights or obligations under this Agreement.

32.               Entire Agreement.

This Agreement, any agreements referred to herein in this Agreement, and the Proprietary Information and Inventions Agreement signed by the Executive constitute the entire agreement between the parties with respect to the employment of the Executive. Except for agreements referred to herein this Agreement, this Agreement fully supersedes any and all prior agreements or understandings, written or oral, between the Executive and Company hereto pertaining to the employment of Executive as a Managerial Employee.

33.               Amendments.

No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

34.               Severability.

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

35.               Counterparts.

This Agreement may be executed and delivered in any number of counterparts (including by PDF and electronic signatures), all of which constitute an original, single instrument, and such execution and delivery will have the same force and effect of an original document with original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EXECUTIVE:	SOCKET MOBILE, INC.:

______________________________	___________________________________
[Name]	[Name]
Title	Chief Executive Officer

Date:__________________________	Date:________________________________

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EXHIBIT A OF EXECUTIVE EMPLOYMENT AGREEMENT

Title and Duties of the Executive

Executive Name:

Title:

The Executive shall serve in an executive capacity as an officer of the Company and shall perform such duties as are consistent with his/her position and as may be required by the Company’s Board of Directors. As such, the Executive shall work as a member of the executive team under the direction of Board of Directors. His/her duties and responsibilities include, without limitation:

Base Salary of the Executive

Executive’s Base Salary shall be $_______ starting [DATE]

Effective Date of this Agreement is DATE

Proposed Effective Date of Termination is Current Agreement ends [DATE]

EXECUTIVE:	SOCKET MOBILE, INC.:

______________________________	___________________________________
[Executive Name]	[Name]
Executive Title	Chief Executive Officer

Date:__________________________	Date:________________________________

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EXHIBIT B OF EXECUTIVE EMPLOYMENT AGREEMENT

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into by and between Socket Mobile, Inc., a Delaware corporation (the “Company”), and [NAME] (“Employee”). The Company and Employee are each referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Employee was employed by the Company pursuant to that certain Employment Agreement between the Company and Employee dated as of [•] (the “Employment Agreement”) and the Company terminated Employee’s employment effective as of [•] (the “Termination Date”);

WHEREAS, the Parties wish to resolve any and all claims or causes of action that Employee has or may have against the Company or any of the other Released Parties (as defined below), including any claims or causes of action that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises set forth herein and for other good and valuable consideration, the sufficiency of which Employee acknowledges, the Parties, intending to be legally bound, agree as follows:

1.                   Employment Termination. The Parties acknowledge and agree that Employee’s employment with the Company terminated on the Termination Date. Following the Termination Date, Employee shall not be, or represent that Employee is, an employee, agent, or representative of the Company. Without limiting the foregoing, the Parties agree to deem the termination to be a termination without “Cause” (as defined in the Employment Agreement) and Employee will no longer be an officer of the Company or any of its affiliates.

2.                   Accrued Benefits. The Company has: (a) paid Employee for Employee’s accrued base salary and accrued paid time off through the Termination Date (b) reimbursed Employee for any incurred business expenses through the Termination Date, and (c) provided or will provide the right to purchase benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (but not the benefit to be reimbursed for such costs) and any other compensation or benefits required by applicable law (collectively, the “Accrued Benefits”). In addition, subject to the execution of this Agreement, the Company will pay any additional amounts as specified in the Employment Agreement.

3.                   No Further Payments. Employee acknowledges and agrees that the consideration provided in Section 2 above: (a) is in full discharge of any and all liabilities and obligations the Released Parties have to Employee, monetarily or otherwise, with respect to Employee’s employment or otherwise; and (b) exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled. Employee specifically acknowledges and agrees that the Company has paid to Employee all of the wages, commissions, overtime, premiums, vacation, notice pay, severance pay, separation pay, sick pay, holiday pay, equity, phantom equity, carried interest, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, benefits, perquisites, or payments of any kind or nature whatsoever to which Employee was or may have been entitled (collectively, “Compensation”), and that the Company and the Released Parties do not owe Employee any other Compensation.

4.                   General Release.

(a)                    In consideration for receiving the severance payments and benefits described above, and for other good and valuable consideration, the sufficiency of which Employee hereby acknowledges, Employee hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to Employee’s employment with the Company or the termination of that employment relationship, occurring as of or prior to the latest date opposite Employee’s signature(s) below. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination, harassment and/or retaliation; and claims under the California laws, and all other laws and regulations relating to employment. Notwithstanding any of the foregoing, the above stated release and waiver of claims shall not apply to any of the following: (i) any claims Employee may have under this Agreement, (ii) any rights Employee may have to accrued but unpaid salary or vested benefits, (iii) any COBRA benefits required by law; (iv) any rights to indemnification, exculpation and/or advancement of expenses in Employee’s capacity as a director or officer of the Company or any of its affiliates, whether under the organizational documents of any such companies or otherwise, and any rights as an additional insured under any D&O insurance or similar policy maintained by the Company; and (v) any claim which cannot be released as a matter of law in a private agreement.

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(b)                   Employee covenants not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, with respect to the claims released above, Employee agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Employee’s release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim for breach of this Agreement. Additionally, nothing in this Agreement precludes Employee from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while Employee may file a charge and participate in any such proceeding, by signing this Agreement, Employee waives any right, in respect of the released claims, to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Agreement is intended to impede Employee’s ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from a government administered whistleblower-award program. Nothing in this Agreement waives Employee’s right to testify or prohibits Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.

(c)                    If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

5.                   ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee is already entitled. Employee further acknowledge that: (a) Employee’s ADEA Waiver does not apply to any claims that may arise after Employee executes this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has 21 calendar days from the employment end date (the “Release Deadline”) within which to consider this Agreement (although Employee may choose to execute this Agreement earlier); (d) Employee have 7 calendar days following the execution of this Agreement to revoke Employee’s execution of this Agreement; and (e) the execution of this Agreement will not be effective until the eighth day after Employee executes this Agreement provided that Employee has not revoked it. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke Employee’s execution of this Agreement, Employee must email the Company notice of revocation at the email address listed below to the end of the 7-day period. Employee acknowledges that Employee’s execution of this Agreement is knowing and voluntary. The offer to any amount beyond the Accrued Benefits described in Section 2 of this Agreement will be automatically withdrawn if Employee does not execute this Agreement within the Release Deadline.

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6.                   1542 Waiver. Employee understands and acknowledges that Employee is releasing potentially unknown claims, and that Employee may have limited knowledge with respect to some of the claims being released. Employee acknowledges that there is a risk that, after signing this Agreement, Employee may learn information that might have affected Employee’s decision to enter into this Agreement. Employee assumes this risk and all other risks of any mistake in entering into this Agreement. Employee agrees that this Agreement is fairly and knowingly made. In addition, Employee expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee understands and agrees that claims or facts in addition to or different from those which are now known or believed by Employee to exist may hereafter be discovered, but it is Employee’s intention to release all claims that Employee has or may have against the Released Parties, whether known or unknown, suspected, or unsuspected.

7.                   Non-Disparagement. Employee, as well as their successors, affiliates, assigns, participants, agents, representatives, attorneys and all persons acting by, under, through or in concert with him, shall refrain from making remarks either orally or in writing, generally, specifically, or by implication, to the press, the electronic broadcast media, or to any other third person, regarding any facts or opinions which might tend to reflect adversely on the Company, its products, services and/or its officers. If Employee wishes to make a public statement regarding the Company, for example, by publishing an account of his or her time with the Company in a book or article, Employee may submit such statement(s) to the Company for prior review and consent, and the Company will respond in a mutually agreed timeframe with such consent not to be unreasonably withheld. Notwithstanding anything to the contrary contained in this paragraph, this covenant does not extend or apply to statements that may be made in any legal proceeding.

8.                   No Admission. This Agreement shall not in any way be construed as an admission by any of the Released Parties of any liability, or of any wrongful acts whatsoever against any person.

9.                   Section 409A. This Agreement and the payments and benefits provided hereunder are intended be exempt from the requirements of Section 409A of the Code and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

10.                Entire Agreement. This Agreement together with the agreements referred to herein contain the entire agreement among the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, written or oral, between the Parties with respect thereto, whether or not relied or acted upon.

11.                Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.                Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

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13.                Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to conflicts of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby.

14.                Notices. Any notice served by one Party upon the other shall be in writing (email being a sufficient writing) and shall be delivered personally (including by courier) or be sent by email or registered or certified mail, return receipt requested, postage prepaid or a postal overnight courier service or FedEx or its equivalent. Such notice or document shall be deemed to have been received in the case of personal delivery when delivered or, if sent by facsimile, by postal or other overnight courier service, or via registered or certified mail, on the next business day after the date of confirmed receipt. Any notice sent by email will be deemed given on the date of transmission. Such notice shall be addressed as follows:

If to the Company:	If to the Employee:

Socket Mobile, Inc.	[Name]
[*]	[*]
[*]	[*]
Attention: [*]	Electronic Mail: [*]
Electronic Mail: [*]	Date:___

IN WITNESS WHEREOF, the Company and Employee each have caused this Agreement to be executed as of the dates set forth underneath their names below, effective for all purposes as provided above.

SOCKET MOBILE, INC.:

By: ___________________________________
Name:
Title:

Date:___________________________________

EMPLOYEE [NAME]:

By: ___________________________________
Name:
Title:

Date:___________________________________

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